Contact:

Sebastien Reyes

Director of Investor Relations

AMERCO

(602) 263-6601

Sebastien_Reyes@uhaul.com

AMERCO ANNOUNCES COMPLETION OF BOARD OF DIRECTORS REVIEW OF STOCKHOLDER PROPOSAL

RENO, Nev. (February 3, 2016)--AMERCO (Nasdaq: UHAL), parent of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company, announced that a special committee of the independent directors of the AMERCO Board of Directors (the “Board”) has recommended to the Board that the Company take no action on a Stockholder Proposal from its 2015 Annual Meeting of Stockholders (the “Annual Meeting”).

In connection with the Annual Meeting, AMERCO received a non-binding stockholder proposal recommending that “the Board of Directors and management act expeditiously to declare and issue a dividend of 7 (seven) shares of nonvoting common stock for each common share held to all AMERCO stockholders of record ” (the “Stockholder Proposal”).

In response to the Stockholder Proposal the AMERCO Board of Directors formed a Special Committee of independent directors of AMERCO to investigate, review, consider, evaluate, negotiate and make determinations in respect of the transaction(s) contemplated by the Stockholder Proposal.  The Special Committee engaged Moelis & Company as its independent financial advisor, and Greenberg Traurig, LLP as its independent legal advisor.  As a result of its investigation, the Special Committee determined that it not recommend implementation of the Stockholder Proposal at this time.

 About AMERCO

AMERCO is the parent company of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company. U-Haul is in the shared use business and was founded on the fundamental philosophy that the division of use and specialization of ownership is good for both U-Haul customers and the environment.

Certain of the statements made in this press release regarding our business constitute forward-looking statements as contemplated under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. For a brief discussion of the risks and uncertainties that may affect AMERCO’s business and future operating results, please refer to our Form 10-Q for the quarter ended December 31, 2015, which is on file with the SEC.